CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated May 1, 2022, and each included in this Post-Effective Amendment No. 279 to the Registration Statement (Form N-1A: File No. 033-50718) of The Advisors’ Inner Circle Fund II (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 28, 2022, with respect to the financial statements and financial highlights of Champlain Small Company Fund, Champlain Mid Cap Fund and Champlain Emerging Markets Fund, three of the funds constituting The Advisors’ Inner Circle Fund II included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 29, 2022